Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 25, 2026, with respect to the financial statements of The Metals Royalty Company Inc. included in its Annual Report (on Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission, incorporated by reference in the Registration Statement (Form F-1) and related prospectus of The Metals Royalty Company Inc. for the registration of 27,796,079 shares of their common stock.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

September 24, 2026

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